Exhibit 10.17

September 23, 2016

Jim Rogers

55 East Erie Street

Apartment 3250

Chicago, IL 60611

Dear Jim:

We are delighted to extend to you the following offer to join Cars.com as our new Chief Legal Officer. We are confident that your contributions to our team will help us accomplish great things as we continue to grow our position as a premier company in the Internet advertising industry.

In your position as Chief Legal Officer you will report to me and be a member of the senior leadership team, Team One.

In your role as Chief Legal Officer your annual base salary will be $350,000 and you will be eligible for an annual performance bonus targeted at $175,000 (50% of base) under our Short Term Incentive Plan (STIP). You are eligible to receive the full targeted award for 2017; although the amount actually paid will be based on the company’s and your individual performance.

You will also be eligible to participate in TEGNA’s long-term incentive plan with an overall annual target award value of $750,000. The 2017 award will be made in TEGNA Restricted Stock Units (RSUs) which vest 25% annually over four years. This award will be converted at spin to Cars.com RSUs using the concentration method. Going forward, the Cars.com Board of Directors will approve the design of the long-term incentive plan which will apply post-spin.

TEGNA’s long-term incentive awards are generally granted effective the first day of each year so your initial award will be granted effective Jan 1, 2017, subject to approval of the Executive Compensation Committee (ECC) of TEGNA’s Board of Directors and the terms of the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan, as amended, and the award agreement.

Please note that the incentive plans may be amended or terminated at any time and for any reason. Also, your final award values are based on the company’s and your performance and the applicable guidelines, which may be changed at any time. Jeff Newman, VP Total Rewards (703-854-6088) is available to discuss details of these plans.

You will also be eligible for four weeks of vacation and will be able to participate in many other benefit programs as a full-time employee once eligibility requirements are met. These include Car.com’s 401(k) and health plans. Your right to participate in and receive benefits under Cars.com’s various benefits and compensation plans are subject to the terms of the plans, and the company reserves the right to amend or terminate the plans at any time.

We anticipate a start date of October 24, 2016. Once that date is finalized, you will receive an email from Cars.com Onboarding containing a link with credentials to a website called SilkRoad Onboarding (Red Carpet). The site will welcome you further and guide you through the process of completing most of your new hire paperwork prior to your first day. Upon receipt of your log-in credentials, please access the site and begin working on your task list which can be found in the site’s left margin. That list will include instructions to upload your signed Acceptance Letter and Restrictive Covenant Agreement (both attached). Please do so at your earliest opportunity.

We are confident that you will find your work here to be professionally rewarding and that you will play a vital role in contributing to our future success.

Regards,

Alex Vetter

Chief Executive Officer

Cars.com, LLC

Enclosures

ACCEPTANCE LETTER

September 23, 2016

Dear Jim:

Welcome to Cars.com! This letter confirms your acceptance of employment with Cars.com as our new Chief Legal Officer, as described in your offer letter with a start date to be confirmed.

Please note that your employment with Cars.com is contingent upon the following:

•	Finalizing your start date.

•	Signing and uploading this Acceptance Letter and the attached Restrictive Covenant Agreement to the Red Carpet onboarding site (watch for an email with details) within three business days of the date that your start date is finalized.

•	Completing Form I-9 in Red Carpet before your first day of employment and presenting appropriate I-9 documentation on your first day of employment.

•	Completed and acceptable background check and reference check results prior to your start date.

Employment with Cars.com is voluntarily entered into, and you are free to resign at will at any time, with or without cause. Similarly, Cars.com may terminate the employment relationship at will at any time, with or without cause, so long as there is no violation of applicable federal or state law.

We are incredibly excited to have you join our team. Please return your signed Acceptance Letter and signed Restrictive Covenant Agreement within three business days.

Sincerely,

Alex Vetter

Chief Executive Officer

Cars.com, LLC

Acknowledged and accepted:

Jim Rogers

Signature	/s/ Jim Rogers

Date	September 23, 2016